Exhibit 99.1

Energizer Holdings, Inc.
533 Maryville University Dr.
St. Louis, MO 63141

FOR IMMEDIATE RELEASE
August 1, 2012

Energizer Holdings, Inc. Announces Third Quarter Results and
Reaffirms Fiscal 2012 Outlook of $6.00 to $6.20 per diluted share

Third Quarter Highlights
• Net Earnings per diluted share of $1.06
• Adjusted net earnings per diluted share of $1.18 (a)
• Net Sales of $1,124.1 million (b)
(a) See Diluted EPS table below
(b) See Net Sales — Total Company table below

St. Louis —August 1, 2012—Energizer Holdings, Inc. (NYSE: ENR) announced results for the third fiscal quarter ended June 30, 2012. Net earnings for the quarter were $70.2 million, or $1.06 per diluted share, as compared to net earnings of $65.9 million, or $0.94 per diluted share, in the third fiscal quarter of 2011.
The following table provides a reconciliation of net earnings per diluted share to adjusted net earnings per diluted share, which is a non-GAAP measure.

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Diluted EPS - GAAP	$1.06	$0.94	$4.40	$3.04
Impacts, net of tax: Expense/(Income)
Household Products restructuring	0.01	0.24	(0.09)	0.68
Early debt retirement	—	0.18	—	0.18
Other realignment/integration	0.02	0.03	0.06	0.13
Acquisition inventory valuation	—	—	—	0.06
Venezuela devaluation/other impacts	—	—	—	0.02
Litigation provision	0.13	—	0.13	—
Early termination of interest rate swap	0.02	—	0.02	—
Adjustment to prior years' tax accruals	(0.06)	(0.02)	(0.06)	(0.02)
Diluted EPS - adjusted (Non-GAAP)	$1.18	$1.37	$4.46	$4.09
See Footnote 2 for GAAP Net Earnings to Adjusted Net Earnings.

"Adjusted diluted earnings per share for the quarter were generally in line with our expectations," said Ward Klein, Chief

Executive Officer.  "Top line sales, however, were down across both segments.   Battery category volume softened, our market share in the battery category was negatively impacted by decreased shelf space and display activities primarily at a key customer, competitive activity in Personal Care has intensified late in the quarter, and both divisions were impacted by weakening global currencies.  In Personal Care, we remain pleased with the results of our Hydro launches across men's and women's segments and while our sales versus the prior year were down in most other product lines, our competitive position and market shares remain stable.  We expect improved fourth quarter diluted earnings per share versus 2011 driven primarily by planned reductions in advertising and promotional programs, and we reaffirm our outlook of $6.00 to $6.20 per diluted share for fiscal 2012.  While we are maintaining our earnings estimate for fiscal year 2012, the growth outlook has become more challenging due to increasingly weak battery category trends, heightened competitive activity and softening economic conditions.

"While, over the last two years, we've improved the cost structure in our battery manufacturing footprint, and we've initiated efforts to reduce working capital investment in a meaningful way, given the growth challenges we're facing, we need to do more. To ensure operating flexibility in a challenging environment and deliver the returns expected by our shareholders, we are undertaking a comprehensive, enterprise-wide review of our organization's operating model. We will provide an update of our assessment and the potential implications for charges and savings in our fourth quarter earnings release in November in conjunction with our initial financial outlook for fiscal 2013."

Net Sales - Total Company (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2012
			Nine
	Q3	%Chg	Months	%Chg
Net Sales - FY '11	$1,234.5		$3,446.9
Organic	(81.7)	(6.6)%	(36.7)	(1.1)%
Impact of currency	(28.7)	(2.3)%	(32.4)	(0.9)%
Impact of ASR	—	—%	46.2	1.3%
Net Sales - FY '12	$1,124.1	(8.9)%	$3,424.0	(0.7)%
For the quarter, net sales decreased 8.9% on a reported basis as compared to the prior year quarter, including a decrease of $28.7 million, or 2.3%, due to unfavorable currency in Europe and, to a lesser extent, Latin America. Organic sales declined 6.6% due primarily to:

•
the negative impact on shipments and market share in the U.S. due to the loss of space and display activities primarily at a key customer, continued category softness, with global battery category volumes down an estimated 5%, and expected inventory de-stocking in Household Products due to purchases ahead of the February 2012 price increase, and

•
lower reported net sales in Personal Care due, in part, to lower sales in legacy men's and women's systems, disposables, Schick Hydro manual razors, and heightened competitive activity, partially offset by sales of Hydro Silk and growth of Hydro replacement cartridges.

Organic sales were down 1.1% for the nine month period due primarily to lower Household Products net sales related to continued category softness.
Gross margin for the quarter and nine months in fiscal 2012 was 47.0%, up approximately 60 basis points for both the quarter and the year to date as compared to the same periods in the prior year due primarily to improved costs and favorable product mix.
For the quarter, advertising and promotion (A&P) was $141.8 million, or 12.6% of net sales, as compared to $156.2 million, or 12.7% of net sales, in the prior year quarter. As expected, our spending level in the third quarter was our highest quarter in fiscal 2012, as was the comparative quarter in fiscal 2011.  We expect A&P for the final fiscal quarter will be below prior year, both in total dollars and as a percent of net sales due to the timing of planned advertising and promotional activities including the support behind the Power Select and Silk launches in fiscal 2012.
Total selling, general and administrative expense (SG&A) was $233.8 million, or 20.8% of net sales, for the current year quarter as compared to $215.2 million, or 17.4% of net sales, for the prior year quarter. However, excluding a discreet charge of $13.5 million for a litigation provision, SG&A increased $5.1 million as compared to the prior year quarter due primarily to higher compensation expense as compared to lower bonus and stock award vesting in fiscal 2011. On a year to date basis, exclusive of the previously noted litigation provision, SG&A increased $27.9 million as compared to the same period a year ago due primarily to the reasons noted above and higher overheads in Personal Care to support growth. SG&A in Household Products was flat for the nine months in fiscal 2012 as compared to the same period a year ago.

Personal Care

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2012
			Nine
	Q3	%Chg	Months	%Chg
Net Sales - FY '11	$725.3		$1,844.3
Organic	(37.3)	(5.1)%	12.1	0.6%
Impact of currency	(14.5)	(2.0)%	(13.2)	(0.7)%
Impact of ASR	—	—%	46.2	2.5%
Net Sales - FY '12	$673.5	(7.1)%	$1,889.4	2.4%
For the quarter, net sales decreased 7.1%, and organic sales declined 5.1% as compared to the same period in the prior year. The drivers of the organic sales decline were as follows:

•
Wet Shave net sales decreased 8% on a reported basis, and 5% excluding the impact of unfavorable currencies. Increased sales of Schick Hydro refills, Hydro 5 Power Select and Hydro Silk were more than offset by lower sales across the other segments. These declines were driven by:

◦	Lower legacy women's and men's system sales due to growth in new products,

◦	Lower value-priced disposable sales,

◦	Lower Schick Hydro manual razor sales due to normal launch progression magnified by a higher prior year quarter comparison due to significant trial generating investments, and

◦	Heightened competitive activity across all segments, especially late in the third quarter.

•
Net sales in Skin Care decreased approximately 6% due to higher trade investment and unfavorable product mix. In the U.S., unit volumes of Banana Boat and Hawaiian Tropic increased despite a comparatively high prior year third quarter and a high second fiscal quarter of 2012.

•	Net sales in Infant Care decreased approximately 12% due to category softness, heightened competitive activity and higher promotional and trade support behind bottles.

Net sales for the nine months increased 2.4% on a reported basis, which includes a full nine months for ASR in fiscal 2012 as compared to only seven months in fiscal 2011 due to the timing of the acquisition. On an organic basis, net sales increased 0.6%. The year-to-date net sales growth was driven primarily by:

•
Net sales in Wet Shave increased 5%, including the impact of ASR, due to increased sales of Schick Hydro men's system refills, and the launches of Schick Hydro 5 Power Select and Hydro Silk women's systems, offset by lower sales of legacy branded men's and women's systems, and lower Schick Hydro men's systems razors,

•	In Infant Care, net sales decreased 9% due to category softness and competitive activity,

•	Net sales in Feminine Care decreased 2% as Gentle Glide declines were mostly offset by continued growth in Sport, and

•	In Skin Care, net sales were essentially flat as higher volumes across all areas were offset by higher trade and promotional investments and unfavorable product mix.

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2012
			Nine
	Q3	%Chg	Months	%Chg
Segment Profit - FY '11	$130.5		$330.4
Operations	(17.8)	(13.7)%	31.8	9.6%
Impact of currency	(3.3)	(2.5)%	(1.0)	(0.3)%
Segment Profit - FY '12	$109.4	(16.2)%	$361.2	9.3%
Segment profit for the quarter was $109.4 million, down 16.2% including the unfavorable impact of currencies. Operationally, segment profit decreased $17.8 million, or 13.7%, as lower gross margin due to the net sales factors noted above was partially offset by improved product costs.
Segment profit for the nine months ended June 30, 2012 was $361.2 million, up 9.3% on lower planned A&P as the Schick Hydro launch matures, and improved product costs, partially offset by higher overheads.

Household Products

Net Sales - Household Products (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2012
			Nine
	Q3	%Chg	Months	%Chg
Net Sales - FY '11	$509.2		$1,602.6
Organic	(44.4)	(8.7)%	(48.8)	(3.0)%
Impact of currency	(14.2)	(2.8)%	(19.2)	(1.2)%
Net Sales- FY '12	$450.6	(11.5)%	$1,534.6	(4.2)%
Net sales decreased 11.5% for the third fiscal quarter of 2012 versus the same quarter a year ago inclusive of a 2.8% decline due to unfavorable currencies. Organically, net sales declined $44.4 million, or 8.7%, driven by the negative impact on shipments and market share in the U.S. due to the loss of shelf space and display activity, increasing softness in the household battery category and an expected de-load of inventories shipped in the second fiscal quarter, ahead of the February price increase.
Net Sales for the nine months decreased 4.2%, with about one quarter of the decline due to unfavorable currencies, primarily in Europe and, to a lesser extent, Latin America.  Excluding the impact of currencies, organic sales declined 3.0% due primarily to a slow start to the fiscal year in the first quarter as net sales were adversely impacted by a shift in timing of holiday deliveries, the de-load of unused hurricane response inventories shipped in the fiscal fourth quarter of 2011, increasing household battery category volume softness and the recent negative impact of lost shelf space and display activities as noted above.
Household battery category unit volumes in our measured markets continued to decline, down approximately 5% in the latest twelve weeks data.  However, this decline was offset by higher retail pricing leading to essentially flat category values during the same time frame.

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2012
			Nine
	Q3	%Chg	Months	%Chg
Segment Profit - FY '11	$80.0		$295.5
Operations	(1.9)	(2.3)%	3.4	1.2%
Impact of currency	(8.6)	(10.8)%	(11.5)	(3.9)%
Segment Profit - FY '12	$69.5	(13.1)%	$287.4	(2.7)%
Segment profit for the quarter was $69.5 million, down $10.5 million, or 13.1%, versus the same quarter last year due primarily to unfavorable currencies. Operationally, segment profit declined $1.9 million, or 2.3%, as the top-line shortfalls noted above were substantially offset by spending reductions and cost savings related to our 2011 restructuring.
Segment profit for the nine months in fiscal 2012 was $287.4 million, a decrease of $8.1 million, or 2.7%, due to the unfavorable impact of currencies.  Operationally, segment profit was up $3.4 million as continued household battery volume softness was offset by pricing gains, cost savings related to our 2011 restructuring program, and reduced spending.

Other Items
In May 2012, we issued $500 million aggregate principal amount of 4.7% senior notes, due in May 2022, with interest payable semi-annually in May and November. The net proceeds from the issuance of the senior notes, which were approximately $495 million, were used to repay $335 million of our outstanding term loan, $100 million of private placement notes, which matured in June 2012, and a portion of our outstanding borrowings under our receivables securitization facility. The remaining principal amount of our term loan of $108 million matures in December 2012.
Interest expense was $34.0 million for the quarter, up $4.2 million as compared to the prior year quarter. This increase was due to the impact of the term loan and private placement note refinancing noted above, including the impact of a $1.7 million charge to terminate a then-existing $200 million interest rate swap agreement associated with a portion of the term loan that was permanently repaid during the quarter.
Other financing was somewhat favorable for the quarter and the nine months ended June 30, 2012 as compared to the same periods in the prior year as the prior year expense included higher losses on foreign exchange hedging contracts as compared to the current year periods.
For the quarter, the effective tax rate was approximately 21%. This rate is lower than the prior years' effective tax rate for the same period as the current year quarter includes approximately $4 million of favorable prior year tax adjustments, and the prior year quarter included restructuring costs incurred in a relatively low tax jurisdiction. For the year, and exclusive of the favorable prior year tax adjustments, we believe our normalized effective tax rate for fiscal 2012 will be in the range of 30.0% to 30.5%.
Diluted shares outstanding for the third fiscal quarter of 2012 were 66.0 million, down 4.6 million as compared to the same period in fiscal 2011 due to the combined effects of share repurchases in fiscal 2011 and 2012. During the third quarter of fiscal 2012, we repurchased an additional 1.1 million shares at a cost of approximately $83 million. From July 1 through July 27, 2012, we repurchased an additional 0.6 million shares at a cost of approximately $44 million.
For the quarter, capital expenditures were approximately $24 million and depreciation expense was approximately $34 million. For the nine months, capital expenditures were approximately $76 million, and depreciation expense was $103 million.
Outlook
As noted earlier in the release, we have maintained our fiscal 2012 diluted earnings per share outlook in the $6.00 to $6.20 range.  We expect earnings per share for the fourth fiscal quarter to be above year ago as lower advertising and promotional spending, consistent with our overall fiscal 2012 plans, is expected to more than offset the negative impact of lower Household Products sales. Within Household Products, we expect sales to be negatively impacted by competitive activity, a weakened Euro, and the incremental hurricane volume included in the prior year fourth quarter.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third-quarter earnings and earnings guidance for fiscal 2012. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=124138&eventID=4807139

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as adjusted diluted earnings per share, operating results, organic sales growth and other comparison changes, which exclude the impact of currencies, the acquisition of ASR including related integration and transaction costs, the costs associated with restructuring, a gain on the sale of a facility closed as a result of restructuring, unusual litigation items and certain other items as outlined in the table below are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future sales, earnings and earnings per share, investments, initiatives, capital expenditures, product launches, consumer trends, cost savings related to restructuring projects, the impact of price increases, advertising and promotional spending, the impact of foreign currency movements, category value and future volume, sales and growth in our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” "predict," “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.
The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.
Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	General market and economic conditions;

•	The success of new products and the ability to continually develop new products;

•	Energizer's ability to predict category and product consumption trends;

•	Energizer's ability to continue planned advertising and other promotional spending;

•	Energizer's ability to timely implement its strategic initiatives in a manner that will positively impact our financial condition and results of operations;

•	The impact of strategic initiatives on Energizer's relationships with its employees, its major customers and vendors;

•	Energizer's ability to maintain and improve market share in the categories in which we operate despite competitive pressure;

•	Energizer's ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer's profitability for the year with any degree of certainty;

•	The impact of interest and principal repayment of our existing and any future debt;

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities;

•	The impact of currency movements.
In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.
The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2011.

Investor Relations Contact:
Jackie Burwitz
314-985-2169
Jacquelinee.burwitz@energizer.com

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Net sales	$1,124.1	$1,234.5	$3,424.0	$3,446.9

Cost of products sold	595.3	661.5	1,813.5	1,847.2

Gross profit	528.8	573.0	1,610.5	1,599.7

Selling, general and administrative expense	233.8	215.2	680.1	638.7
Advertising and promotion expense	141.8	156.2	349.9	385.2
Research and development expense	28.6	27.8	81.9	77.5
Household Products restructuring	0.5	21.0	(7.2)	59.6
Interest expense	34.0	29.8	94.1	88.1
Cost of early debt retirements	—	19.9	—	19.9
Other financing items, net	1.3	2.2	1.5	6.3

Earnings before income taxes	88.8	100.9	410.2	324.4

Income tax provision	18.6	35.0	118.3	109.0

Net earnings	$70.2	$65.9	$291.9	$215.4

Earnings per share
Basic	$1.08	$0.95	$4.45	$3.07
Diluted	$1.06	$0.94	$4.40	$3.04

Weighted average shares of common stock - Basic	65.1	69.7	65.6	70.1
Weighted average shares of common stock - Diluted	66.0	70.6	66.3	70.9

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
June 30, 2012
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.	The following table provides a reconciliation of net earnings to adjusted net earnings.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Net Earnings - GAAP	$70.2	$65.9	$291.9	$215.4
Impacts, net of tax: Expense (Income)
Household Products restructuring	0.4	16.9	(6.0)	48.2
Early debt retirement	—	12.5	—	12.5
Other realignment/integration	1.7	2.3	4.3	9.2
Acquisition inventory valuation	—	—	—	4.4
Venezuela devaluation/other impacts	—	—	—	1.3
Litigation provision	8.5	—	8.5	—
Early termination of interest rate swap	1.1	—	1.1	—
Adjustment to prior years' tax accruals	(4.2)	(1.1)	(4.2)	(1.1)
Net earnings - adjusted (Non-GAAP)	$77.7	$96.5	$295.6	$289.9

3.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Lighting Products). On November 23, 2010, which was in the first quarter of fiscal 2011, we completed the acquisition of American Safety Razor (ASR). ASR is a leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades and is part of the Company' s Personal Care segment. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, acquisition integration or business realignment activities, litigation provisions and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the segments. Such allocations do not represent the costs of such services if performed on a stand-alone basis.

For the quarter and nine months ended June 30, 2012, the Household Products restructuring activities generated pre-tax expense of $0.5 and pre-tax income of $7.2, respectively, with year to date pre-tax income driven by the gain on the sale of our former battery manufacturing facility in Switzerland, which was shut down in fiscal 2011. This gain was partially offset by $5.6 of additional restructuring costs in the nine month period. For the quarter and nine months ended June 30, 2011, the Household Products restructuring activities generated pre-tax expense of $21.0 and $59.6, respectively.

The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the acquisition of ASR, which was $7.0, pre-tax, in the prior year nine months, is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the ASR acquisition.

The presentation for inventory write-up, acquisition transaction and integration costs, and substantially all of restructuring and realignment costs, reflects management’s view on how it evaluates segment performance.

Segment sales and profitability for the quarter and nine months ended June 30, 2012 and 2011, respectively, are presented below.

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2012	2011	2012	2011
Personal Care	$673.5	$725.3	$1,889.4	$1,844.3
Household Products	450.6	509.2	1,534.6	1,602.6
Total net sales	$1,124.1	$1,234.5	$3,424.0	$3,446.9

Operating Profit
Personal Care	$109.4	$130.5	$361.2	$330.4
Household Products	69.5	80.0	287.4	295.5
Total operating profit	178.9	210.5	648.6	625.9
General corporate and other expenses	(32.8)	(27.1)	(113.1)	(93.5)
Household Products restructuring	(0.5)	(21.0)	7.2	(59.6)
Acquisition inventory valuation	—	—	—	(7.0)
Litigation provision	(13.5)	—	(13.5)	—
ASR integration/transaction costs	(2.4)	(4.0)	(6.3)	(11.6)
Amortization	(5.6)	(5.6)	(17.1)	(15.5)
Venezuela devaluation/other impacts	—	—	—	(1.3)
Cost of early debt retirements	—	(19.9)	—	(19.9)
Interest and other financing items	(35.3)	(32.0)	(95.6)	(93.1)
Total earnings before income taxes	$88.8	$100.9	$410.2	$324.4

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		%	Nine Months Ended June 30,		%
Net Sales	2012	2011	Change	2012	2011	Change
Wet Shave	$410.8	$446.4	(8)%	$1,255.7	$1,194.9	5%
Alkaline batteries	258.9	300.3	(14)%	914.1	939.8	(3)%
Other batteries and lighting products	191.7	208.9	(8)%	620.5	662.8	(6)%
Skin Care	165.7	176.8	(6)%	357.0	358.2	—%
Feminine Care	52.5	52.5	—%	140.1	142.8	(2)%
Infant Care	42.8	48.7	(12)%	133.5	147.5	(9)%
Other personal care products	1.7	0.9	NM	3.1	0.9	NM
Total net sales	$1,124.1	$1,234.5	(9)%	$3,424.0	$3,446.9	(1)%

4.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.